Investor Presentation TriState Capital Holdings, Inc. (NASDAQ: TSC) Preferred Equity Offering March 2018 Depositary shares, each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock Free Writing Prospectus Dated March 12, 2018 Filed Pursuant to Rule 433 Registration No. 333-222074

Disclosure Regarding Offerings TriState Capital Holdings, Inc. (the “Company” or the “Holding Company”) is conducting an offering of depositary shares, each representing a 1/40th interest in a share of the Company’s Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock. This presentation is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company or TriState Capital Bank (the “Bank”), nor shall there be any sale of such securities, in any state or other jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction in the absence of an applicable exemption from such registration or qualification requirements. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. The securities of the Company and the Bank are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Company has filed a registration statement (including a prospectus) and a preliminary prospectus (which is subject to completion) with the Securities and Exchange Commission (the “SEC”) for the offering of depositary shares to which this communication relates. Before you invest in the depositary shares, you should read the prospectus in that registration statement, the preliminary prospectus supplement, the final prospectus supplement (when available) and the other documents the Company has filed with the SEC for more complete information about the Company and the offering of depositary shares. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and preliminary prospectus supplement by contacting: Sandler O'Neill & Partners, L.P., Attn: Syndicate, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Tel: 1-866-805-4128 or Email: syndicate@sandleroneill.com or D.A. Davidson & Co., Attn: Syndicate, 8 Third Street North, Great Falls, MT 59401, Tel: 1-800-332-5915 or Email: prospectusrequest@dadco.com

Forward-Looking Statements This presentation contains forward-looking statements. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: deterioration of our asset quality; our ability to prudently manage our growth and execute our strategy; changes in the value of collateral securing our loans; business and economic conditions generally and in the financial services industry, nationally and within our local market area; changes in management personnel; our ability to maintain important deposit customer relationships, our reputation and otherwise avoid liquidity risks; our ability to provide investment management performance competitive with our peers and benchmarks; operational risks associated with our business, including cyber-security related risks; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters; further government intervention in the U.S. financial system; and natural disasters and adverse weather, acts of terrorism, cyber-attacks, an outbreak of hostilities or other international or domestic calamities, and other matters beyond our control. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this presentation. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Non-GAAP Financial Measures In addition to financial measures presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this presentation contains certain non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures, which our management uses when evaluating net income from our core business, capital utilization and adequacy. The specific non-GAAP financial measures used are adjusted total revenue, efficiency ratio, and tangible book value per common share. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to other similarly-titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, we encourage readers to consider our consolidated financial statements in their entirety and not to rely on any single financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the Appendix to this presentation.

Terms of Perpetual Preferred Equity Offering TriState Capital PRESENTATION 5

Corporate Profile TriState Capital PRESENTATION Common Stock Traded on Nasdaq (“TSC”) Branchless Commercial Bank, Private Bank and Asset Manager Headquartered in Pittsburgh, Pennsylvania Founded in 2007 230 Total Employees1 December 31, 2017 December 31, 2016 Growth Assets $4.8 billion $3.9 billion 21.6% Interest Earning Assets 2 $4.4 billion $3.6 billion 20.6% Gross Loans $4.2 billion $3.4 billion 23.0% Deposits $4.0 billion $3.3 billion 21.3% Total Revenue $138.0 million $121.2 million 13.8% Net Income $38.0 million $28.6 million 32.6% AUM $8.3 billion $8.1 billion 3.2% Overview of TriState Capital Holdings, Inc. (“TriState Capital”) Total employees reflects the full-time equivalent for the quarter ended December 31, 2017 Average interest earning assets for the quarter ended December 31, 2017 and 2016 Source: S&P Global Market Intelligence 6 Private Banking: National Middle-Market Commercial Banking: Mid-Atlantic Chartwell Investment Partners

Strategic Highlights Organic Growth and Strategic Diversification with Lower Capital Requirements Disciplined Risk Management and Strong Balance Sheet Proven, Experienced Leadership with Significant Ownership Strong Operating Leverage Attractive Loan Mix with Private Banking Niche Top Performing Investment Management Business Listed as one of Fortune Magazine’s 100 Fastest-Growing Companies in 2017 based on our three-year performance Net income and Diluted EPS CAGR from 2013 to 2017 of 31% and 29%, respectively Net income and Diluted EPS growth in 2017 of 33% and 31%, respectively Diverse and High Quality Deposit Franchise Source: S&P Global Market Intelligence; Fortune Magazine

Why TSC?

TRISTATE CAPITAL

High Quality Business Model	• Strong underlying profitability – net income and Diluted EPS growth in 2017 of 33% and 31%, respectively • Net income and Diluted EPS CAGR from 2013 to 2017 of 31% and 29%, respectively • Net interest income of $91 million grew $17 million or 22% in 2017 • Investment management and private banking currently contributing ~50% of total revenue ◦ 31% annual growth in private banking and favorable Basel III treatment of this loan portfolio drive lower regulatory capital requirements • Scalable business model drives continued improvement in operating leverage • Fourth quarter and full year 2017 Diluted EPS included a one-time benefit of $0.08 from recent federal tax legislation

Exceptional Growth & Asset Quality	• Loan growth of 23% in 2017 and CAGR of 22% from 2013 to 2017
	  ◦ Loan portfolio well balanced across private banking (54%), C&I (16%), and CRE (30%) categories
	  ◦ Private banking niche with national referral network expected to remain primary loan-growth driver and has grown 31% from prior year
	  ◦ Middle-market commercial loan growth of 15% from prior year continues to outpace the industry
	• Quality credit metrics driven by a decrease in adverse-rated credits to 0.71% of total loans from 1.25% a year ago
	• Deposit growth of 21% in 2017

Meaningful Top-Line Revenue Growth	• 14% top-line-revenue growth in 2017 and CAGR of 20% from 2013 to 2017 ◦ Investment management fees driving non-interest income growth to 34% of total revenue for the year, compared to 28% for bank holding companies with assets of $3 to $5 billion • Net interest margin levels are offset by significant loan growth, asset sensitivity and non-interest income contribution
Non-Interest Income Engine	• Chartwell Investment Partners ("Chartwell") provides investment management products to institutional investors, mutual funds and individual investors nationwide • Unique market position with Chartwell as a boutique money manager with expanded products that outperform benchmarks and peers • Opportunity to broaden distribution channels among institutional clients and TriState Capital's financial intermediaries
Efficient, Low Cost Banking Model	• Branchless model with commercial and private banking focus allows for scalable growth while accommodating higher deposit pricing • Efficient, strong and flexible deposit franchise • Bank efficiency ratio[1] improved to 57.39% in 2017, declining 378 basis points from 61.17% in 2016, displaying operating leverage at the bank
Quality of Board and Management	• Highly experienced team with deep industry experience • Insider ownership of ~24% and many Board members have >$1 million personal investment in TSC

1) Bank Efficiency Ratio is a non-GAAP measure; please see reconciliation in the Appendix on p. 34
Note: Non-interest income excludes net gain (loss) on the sale and call of investment securities
Source: S&P Global Market Intelligence

TriState Capital PRESENTATION 8

Record of Success Total Assets CAGR: 20.2% Total Loans Total Assets Total Deposits CAGR: 28.8% CAGR: 31.1% Note: Dollars in millions, except per share amount, at period end Source: S&P Global Market Intelligence

Executive Senior Management TriState Capital PRESENTATION James F. “Jim” Getz Chairman & CEO Mr. James Getz founded Tristate Capital Holdings, Inc. in 2007 and has served as Chairman and CEO since commencement of business operations. Jim has spent more than 30 years working in the banking industry. Prior to founding TriState Capital, Jim was the founder of Federated Bank and Trust, established in 1985, where he served in various positions, including as President of Federated Securities Corp from 1993 to 2006. His tenure at Federated was preceded by two senior positions at two other Pennsylvania banks: Girard Bank from 1973–1982 and First Pennsylvania Bank from 1982–1985. Tenure at TriState Capital: 11 years David J. Demas CFO Mr. David Demas joined TriState Capital in 2017 and has been the Chief Financial Officer of TriState Capital Holdings, Inc. since January 1, 2018. Mr. Demas was formerly a Senior Partner of Deloitte & Touche, LLP where he spent more than 25 years serving Deloitte’s largest, most prominent and complex banking, securities, asset management and finance technology clients. He earned his B.S. in Business Administration from Duquesne University. Tenure at TriState Capital: <1 year Source: S&P Global Market Intelligence 10 Brian S. Fetterolf President & CEO – TriState Capital Bank Mr. Brian Fetterolf serves as the president and CEO of TriState Capital, a wholly owned subsidiary of TriState Capital Holdings, Inc and since July 2017, serves as a director of TriState Capital Holdings, Inc. He joined TriState Capital in 2009 and has held a number of positions within the company. He has over 20 years of financial services experience. Before coming to TriState Capital, Brian was a senior vice president in the Special Situations Advisory Group of Macquarie Capital Advisors (Chicago) and the head of structuring for Macquarie’s U.S. Commercial Real Estate Finance Group. He also worked with LaSalle Bank/ABN Amro as director of structured financial products in the Commercial Real Estate Debt Capital Markets (CMBS) Group. Brian holds a Bachelor of Arts degree from Bucknell University in economics, a Juris Doctor degree from Boston College Law School and a Masters of Business Administration Degree from the University of Pittsburgh, where he concentrated in finance and accounting. Tenure at TriState Capital: 9 years Timothy J. Riddle, CFA Managing Partner, Chief Executive Officer Mr. Timothy Riddle is the Chief Executive Officer of Chartwell and is responsible for the strategic planning of the firm. Prior to starting Chartwell, he was employed as a Senior Vice President at Delaware Investment Advisers from 1986 to 1997, where he directed the institutional client service effort. From 1978 to 1986, he was employed with Father Flanagan’s Boys’ Home, where he served as Director of Investments. Mr. Riddle earned his Bachelor’s degree in Business Administration and MBA from Creighton University, is a CFA charterholder and is a member of the CFA Institute and the CFA Society of Philadelphia. Tenure at TriState Capital: 4 years

Two Distinct Yet Complementary Business Models Drive Value

TriState Capital

- TriState Capital operates two distinct, reportable models underneath the Holding Company
  - TriState Capital Bank provides commercial banking products to middle-market businesses, liquidity and treasury management products and services across the country, and liquid-collateral based lending to high net-worth individuals nationally through its private bank channel
  - Chartwell Investment Partners provides investment management services to institutional investors, mutual funds and individual investors

(Dollars in millions, except per share data)

2017 Earnings Contribution	TSC / Bank	Chartwell	Chartwell % of Total
Total Revenue	$100.9	$37.1	**27%**
Net Income	$33.6	$4.3	**11%**
2017 Diluted EPS	$1.17	$0.15	**11%**
Capital at December 31, 2017	**TSC / Bank**	**Chartwell**	**TriState Capital Holdings, Inc.**
Tangible Common Equity [1]	$313	$11	**$324**
Book Value per Share	$10.94	$2.67	**$13.61**
Tangible Book Value per Share [1]	$10.94	$0.38	**$11.32**

1) Tangible Common Equity and Tangible Book Value per Share are non-GAAP measures; please see reconciliation in the Appendix on p. 35
Source: S&P Global Market Intelligence

TriState Capital PRESENTATION
11

Record of Growth Record of profitability, credit quality, balance sheet strength and access to capital since inception Distinctive revenue model combining investment management and banking, designed to deliver exceptional top-line expansion by pairing two highly scalable, fast-growing and diversified operating businesses with vastly different capital needs Experienced management team and Board of Directors (Dollars in millions, at period end) (Dollars in billions, at period end) Total Revenue CAGR: 19.9% CAGR: 22.5% Revenue Expansion Net Interest Income Non-Interest Income ¹ Loan Growth Excludes net gain (loss) on the sale and call of investment securities Source: S&P Global Market Intelligence

Diverse Growth Drivers Private Banking Channel: 165 Intermediaries Middle-Market Banking Channel: ~500 Companies Loans & Deposits Investment Management Funds Over 190 Institutional Clients

Investment Management Chartwell Revenue (Dollars in millions, at period end) Chartwell Assets Under Management (Dollars in billions, at period end) Leveraging TriState Capital’s financial services distribution network and expertise to grow Chartwell Investment Partners. Investment management fees provide significant income diversification to the bank’s net interest income. Chartwell acquisition closed March 5, 2014 TKG acquisition closed April 29, 2016 Source: S&P Global Market Intelligence

Compelling Revenue Mix 2017 TSC / Bank Chartwell Consolidated Net Interest Income 91% —% 66% Non-Interest Income ¹ 9% 100% 34% Total Revenue 100% 100% 100% Non-Interest Income ¹ / Total Revenue Excludes net gain (loss) on the sale and call of investment securities Peer data is as of the quarter ended December 31, 2017; Includes nationwide Bank Holding Companies with total assets between $3 billion and $5 billion Source: S&P Global Market Intelligence

Two Growing Bank Channels Private Banking – National Serves high-net-worth clients through TriState Capital’s national distribution network of 165 financial intermediaries Middle-Market Commercial Banking – Mid-Atlantic Serves commercial clients in attractive regional markets with favorable economic and demographic trends through our Mid-Atlantic footprint Pittsburgh HQ and Western Pennsylvania regional office Commercial bank regional representative offices in Philadelphia, Cleveland, Edison and New York City Private banking clients served nationally through TriState Capital’s network of financial intermediary referral partners

Loan Growth Growth Across Private Banking and Middle-Market Channels (Dollars in millions, at period end) CAGR: 22.5% Source: S&P Global Market Intelligence

Private Banking Channel National distribution through financial intermediaries including broker-dealers, registered investment advisors, wealth managers, family offices and trust companies TriState Capital’s fastest-growing channel for lending, with marketable-securities-backed credits driving natural improvement in overall risk profile No loss history to date on a marketable-securities-backed loan Minimal capital requirements for loan portfolio Growing source of stable, low-cost, high-balance deposits Private Banking Loans (Dollars in millions, at period end) Source: S&P Global Market Intelligence

Middle-Market Commercial Banking Channel Growth driven by highly experienced in-market regional presidents and relationship managers, with over 25 years average experience, who source and serve local clients from our Mid-Atlantic representative offices Middle-Market Commercial Loans (Dollars in millions, at period end) Source: S&P Global Market Intelligence

Middle-Market Commercial Banking Channel Total Commercial Loans by Banking Office Region Note: As of December 31, 2017 Source: S&P Global Market Intelligence

Middle-Market Commercial Banking Channel Diverse Commercial Banking Loans C&I Loans by Industry CRE Loans by Category 1) Bank level regulatory CRE / Total Risk-Based Capital Ratio shown Note: As of December 31, 2017 Source: S&P Global Market Intelligence CRE / Total Risk-Based Capital Ratio ¹ 333.8%

Prudent Credit-Risk Management Risk profile improved by growing proportion of private banking loans No loss history to date on a marketable-securities-backed loan Loan growth achieved while maintaining underwriting discipline Lower-risk-profile assets have grown to 58% Interest Earning Assets at period end Source: S&P Global Market Intelligence

Strong Credit Quality Allowance / NPLs NPAs / Total Assets Allowance / Loans NCOs / Avg Loans and Provision Exp / Avg Loans NCOs / Avg Loans Provision Exp / Avg Loans Source: S&P Global Market Intelligence

Value in Deposit Franchise Diverse and high quality deposit franchise driven through relationship managers specifically dedicated to sourcing deposits from direct customer relationships Proven success and continued commitment to growing service-based deposit relationships Source: S&P Global Market Intelligence

Efficiency Through Talent Highly experienced executive and senior management team, with an average of over 25 years of experience each Scalable model in place to secure new loans, deposits and AUM at minimal incremental cost Revenue per average employee was ~$600,000 in 2017, more than twice our peers ² Bank Efficiency Ratio is a non-GAAP measure; please see reconciliation in the Appendix on p. 34 Peer data is as of the quarter ended December 31, 2017; Includes nationwide Bank Holding Companies with total assets between $3 billion and $5 billion Source: S&P Global Market Intelligence

Continued Capital Strength Lower regulatory capital required for much of TriState Capital’s private banking lending under Basel III rules implemented January 1, 2015 Profitability of the company’s bank and investment management subsidiaries self-generates capital for TriState Capital TriState Capital PRESENTATION 26 TriState Capital Holdings, Inc. Total Risk-Based Capital Ratio Tier 1 Risk-Based Capital Ratio Common Equity Tier 1 Risk-Based Capital Ratio Tier 1 Leverage Ratio December 31, 2017 11.72% 11.14% 11.14% 7.25% December 31, 2016 12.66% 11.49% 11.49% 7.90% Regulatory "Well Capitalized" Minimum 10% 8% 6.5% 5% Source: S&P Global Market Intelligence

TriState Capital PRESENTATION 27 Pro Forma Capital Ratios Note: Assumes a $35 million gross offering, no exercise of the underwriters’ option to purchase additional depositary shares, 3.15% gross underwriting fee and 20% risk-weighting on new assets Source: S&P Global Market Intelligence Pro Forma For Actual Preferred Equity ($000's) 12/31/2017 Adjustments 12/31/2017 Common Equity Tier 1 Capital $326,594 $326,594 Additional Tier 1 Capital -- $33,898 33,898 Tier 1 Capital 326,594 360,492 Tier 2 Capital 17,164 -- 17,164 Total Capital 343,758 33,898 377,656 Check TRUE TRUE Risk-Weighted Assets 2,932,195 6,780 2,938,975 Total Assets For Leverage Ratio 4,502,248 33,898 4,536,146 Tier 1 Leverage Ratio 7.25 7.95 Tier 1 Risk-Based Ratio 11.14 12.27 Total Risk-Based Ratio 11.72 12.85 Common Equity Tier 1 Risk-Based Capital Ratio 11.14 11.11 Regulatory Capital Total Assets for Regulatory Ratios Capital Ratios (%)

Asset Sensitive Balance Sheet 91% of loan portfolio and 33% of securities portfolio are floating rate 25% of deposits are fixed-rate certificates of deposit As an asset-sensitive bank, our floating rate loan portfolio allows us to offset NIM compression and support the lower-margin, lower-risk private banking channel's exceptional loan growth Interest Rate Shock December 31, 2017 Source: S&P Global Market Intelligence

Investment Management: Recent Acquisition Note: As of December 31, 2017 TriState Capital PRESENTATION 29 Acquisition of the Asset Management Business of Columbia Partners $1.0 billion in Assets Under Management - $650 million high grade fixed income and $350 million large cap core equity $2.1 million total revenue 3 employees acquired – a top tier marketing professional and 2 equity portfolio managers Fixed income assets to be managed by existing Chartwell portfolio team; equity assets to be managed by acquired employees and existing Chartwell portfolio teams Consideration of $1.2 million paid up front and an earn out, that if fully met, would equate to total consideration of 6.3x EBITDA Rationale – advantageous price, great business and cultural fit and succession planning for existing Taft-Hartley business, and significant upside due to cross-selling opportunities Anticipated closing – early April 2018

Sources of Holding Company Liquidity TriState Capital PRESENTATION 30 TriState Capital Holdings, Inc.’s principal source of funds to pay cash dividends is cash dividends from TriState Capital Bank and Chartwell As of December 31, 2017 the dividend capacity from TriState Capital Bank is $33.6 million in retained earnings and the dividend capacity from Chartwell is $4.7 million in retained earnings $4.0 million of cash and cash equivalents at the Holding Company as of December 31, 2017 Source: S&P Global Market Intelligence

Appendix

Income Statement

TRISTATE CAPITAL

(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
	For the Years Ended				
Income statement data:					
Interest income	$ 134,295	$ 98,312	$ 83,596	$ 78,085	$ 72,870
Interest expense	42,942	23,499	15,643	12,251	11,067
Net interest income	91,353	74,813	67,953	65,834	61,803
Provision (credit) for loan losses	(623)	838	13	10,159	8,187
Net interest income after provision for loan losses	91,976	73,975	67,940	55,675	53,616
Non-interest income:					
Investment management fees	37,100	37,035	29,618	25,062	—
Net gain on the sale and call of investment securities	310	77	33	1,428	797
Other non-interest income	9,556	9,396	5,832	5,059	4,982
Total non-interest income	46,966	46,508	35,483	31,549	5,779
Non-interest expense:					
Intangible amortization expense	1,851	1,753	1,558	1,299	—
Change in fair value of acquisition earn out	—	(3,687)	—	1,614	—
Other non-interest expense	89,621	80,728	68,485	61,414	40,815
Total non-interest expense	91,472	78,794	70,043	64,327	40,815
Income before tax	47,470	41,689	33,380	22,897	18,580
Income tax expense	9,482	13,048	10,892	6,969	5,713
Net income	$ 37,988	$ 28,641	$ 22,488	$ 15,928	$ 12,867
Earnings per common share:					
Basic	$ 1.38	$ 1.04	$ 0.81	$ 0.56	$ 0.49
Diluted	$ 1.32	$ 1.01	$ 0.80	$ 0.55	$ 0.48

Source: S&P Global Market Intelligence

TriState Capital PRESENTATION 32

Period-end Balance Sheet As of As of (Dollars in thousands) December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, 2017 2017 2016 2016 2015 2015 2014 2014 2013 2013 Period-end balance sheet data: Cash and cash equivalents $ 156,153 $ 103,994 $ 96,676 $ 105,710 $ 146,558 Total investment securities 220,552 238,473 225,411 211,893 230,180 Loans held-for-investment 4,184,244 3,401,054 2,841,284 2,400,052 1,860,775 Allowance for loan losses (14,417) (18,762) (17,974) (20,273) (18,996) Loans held-for-investment, net 4,169,827 3,382,292 2,823,310 2,379,779 1,841,779 Goodwill and other intangibles, net 65,358 67,209 50,816 52,374 — Other assets 166,007 138,489 105,958 96,207 71,992 Total assets $ 4,777,897 $ 3,930,457 $ 3,302,171 $ 2,845,963 $ 2,290,509 Deposits $ 3,987,611 $ 3,286,779 $ 2,689,844 $ 2,336,953 $ 1,961,705 Borrowings, net 335,913 239,510 254,308 164,106 20,000 Other liabilities 65,302 52,361 32,042 39,514 14,859 Total liabilities 4,388,826 3,578,650 2,976,194 2,540,573 1,996,564 Total shareholders' equity 389,071 351,807 325,977 305,390 293,945 Total liabilities and shareholders' equity $ 4,777,897 $ 3,930,457 $ 3,302,171 $ 2,845,963 $ 2,290,509 Source: S&P Global Market Intelligence

Reconciliation of Non-GAAP Financial Measures to GAAP Income Statement Items For the Years Ended For the Years Ended December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, (Dollars in thousands) 2017 2017 2016 2016 2015 2015 2014 2014 2013 2013 Bank adjusted total revenue: Net interest income $ 93,380 $ 76,727 $ 69,899 $ 66,841 $ 61,611 Total non-interest income 9,864 9,470 5,873 6,449 5,779 Less: net gain on the sale and call of investment securities 310 77 33 1,428 797 Adjusted total revenue $ 102,934 $ 86,120 $ 75,739 $ 71,862 $ 66,593 Bank efficiency ratio: Total non-interest expense $ 59,073 $ 52,676 $ 47,186 $ 43,115 $ 40,795 Less: acquisition related items — — — 45 854 Total non-interest expense, as adjusted (numerator) $ 59,073 $ 52,676 $ 47,186 $ 43,070 $ 39,941 Adjusted total revenue (denominator) $ 102,934 $ 86,120 $ 75,739 $ 71,862 $ 66,593 Bank efficiency ratio 57.39% 61.17% 62.30% 59.93% 59.98 % For a comprehensive discussion on the use of non-GAAP data, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and available at www.tscbank.com “Adjusted total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale and call of investment securities. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain items that are unrelated to our core business. “Efficiency ratio” is defined as non-interest expense, excluding acquisition related items and intangible amortization expense, where applicable, divided by our adjusted total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

Reconciliation of Non-GAAP Financial Measures to GAAP Balance Sheet Items As of As of December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, December 31, (Dollars in thousands, except per share data) 2017 2017 2016 2016 2015 2015 2014 2014 2013 2013 Tangible book value per common share: Total shareholders' equity $ 389,071 $ 351,807 $ 325,977 $ 305,390 $ 293,945 Less: intangible assets 65,358 67,209 50,816 52,374 — Tangible common equity $ 323,713 $ 284,598 $ 275,161 $ 253,016 $ 293,945 Common shares outstanding 28,591,101 28,415,654 28,056,195 28,060,888 28,690,279 Tangible book value per common share $ 11.32 $ 10.02 $ 9.81 $ 9.02 $ 10.25 For a comprehensive discussion on the use of non-GAAP data, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and available at www.tscbank.com “Tangible common equity” is defined as shareholders’ equity reduced by intangible assets, including goodwill. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a business purchase combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets. “Tangible book value per common share” is defined as book value, excluding the impact of intangible assets, including goodwill, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.